SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:             Securities Management & Timing Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  620 Woodmere Avenue, Suite B
                  Traverse City, MI  49686

TELEPHONE NUMBER:

                  (616) 947-8200

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                  Craig M. Pauly
                  Securities Management & Timing Funds
                  620 Woodmere Avenue, Suite B
                  Traverse City, MI  49686

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  / X /Yes                  /   /No

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1040, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Traverse City and State of Michigan on the 27th day of February, 1998.

ATTEST:                                            SECURITIES MANAGEMENT &
                                                   TIMING FUNDS

/s/ Richard M. Pauly                            By: /s/ Craig M. Pauly
--------------------                            ----------------------
Richard M. Pauly, Secretary                     Craig M. Pauly, Trustee